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                                                               EXHIBIT 12(a)




                                            WEST PENN POWER COMPANY
                                            (THOUSANDS OF DOLLARS)

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                            COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

                               12 Months  12 Months                    Years Ended December 31,
                                 Ended      Ended
                                6/30/97    6/30/96      1996       1995       1994       1993       1992
    Earnings:
        Net income              $107,508    $95,695    $88,485   $117,879   $101,015   $102,061    $98,156
        Fixed charges
           (see below)            71,937     72,384     72,314     69,520     61,583     61,845     56,835
        Income taxes              55,902     51,261     47,775     61,636     47,085     51,958     44,658
               Total Earnings   $235,347   $219,340   $208,574   $249,035   $209,683   $215,864   $199,649


    Fixed Charges:
        Interest on
           long-term debt        $64,988    $65,676    $64,988    $64,571    $58,102    $58,857    $53,768
        Other interest             5,320      5,208      6,084      3,331      2,172      1,728      1,824
        Estimated interest
           component of rentals    1,629      1,500      1,242      1,618      1,309      1,260      1,243
          Total Fixed Charges    $71,937    $72,384    $72,314    $69,520    $61,583    $61,845    $56,835

    Ratio of Earnings
       to Fixed Charges             3.27       3.03       2.88       3.58       3.40       3.49       3.51

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